Free Writing Prospectus pursuant to Rule 433 dated July 25, 2025

Registration Statement No. 333-284538

S&P 500® Index-Linked Notes due

OVERVIEW

The notes do not bear interest. At maturity, for each $1,000 face amount of your notes, you will be paid an amount based on the sum of the changes in the monthly performance of the S&P 500® Index, measured from the trade date to the final annual observation end date, but eliminating the highest monthly underlier return from each annual observation period.

Your return at maturity will be based on the aggregate of, for each of the annual observation periods, the sum of such annual observation period’s eleven lowest monthly underlier returns. If the aggregate of such sums is positive, the return on your notes will be positive and will reflect the upside participation rate. If the aggregate of such sums is negative or zero, the return on your notes will be zero.

Your return is based on the aggregate of, for each of the annual observation periods, the sum of such annual observation period’s eleven lowest monthly underlier returns. Therefore, the return on your notes will be different from, and may be less than, the performance of the underlier from the initial underlier level to the closing level of the underlier on the final annual observation end date and, even if the closing level of the underlier increases on each observation date, you will not fully benefit from such increase.

You should read the accompanying preliminary pricing supplement dated July 24, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40058JQS7 / US40058JQS77
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”),
Payment amount at maturity (for each $1,000 face amount of your notes):

the greater of:

▪    the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the aggregate of, for each of the annual observation periods, the sum of such annual observation period’s eleven lowest monthly underlier returns; and

▪    $1,000

Initial underlier level:	an intra-day level or the closing level of the underlier on the trade date
Upside participation rate:	at least 175%
Monthly underlier return:

with respect to an observation date, the quotient of (i) the closing level of the underlier on such observation date minus the reset underlier level divided by (ii) the reset underlier level, expressed as a percentage

Reset underlier level:	with respect to an observation date, the closing level of the underlier on the immediately preceding observation date (or, with respect to the initial observation date, the initial underlier level)
Annual observation period:	the period from and including an annual observation end date (or the trade date, in the case of the first annual observation period) to and including the next succeeding annual observation end date
Annual observation end dates:	the observation dates occurring in July of each year, commencing in July 2026 and ending in July 2030
Trade date:	expected to be July 31, 2025
Settlement date:	expected to be August 5, 2025
Observation dates:	expected to be the last calendar day of each month, commencing in August 2025 and ending in July 2030
Determination date:	the last observation date, expected to be July 31, 2030
Stated maturity date:	expected to be August 5, 2030
Estimated value range:	$885 to $925 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Hypothetical Monthly Underlier Returns During An Annual Observation Period

Hypothetical Observation Date	Hypothetical Monthly Underlier Return Relating to the Applicable Observation Date
	Example #1	Example #2	Example #3
First	10%	10%	5%
Second	1%	2%	1%
Third	1%	1%	1%
Fourth	1%	1%	1%
Fifth	1%	1%	1%
Sixth	1%	1%	1%
Seventh	1%	-1%	1%
Eighth	1%	-1%	1%
Ninth	1%	-1%	1%
Tenth	1%	-1%	1%
Eleventh	1%	-1%	1%
Twelfth	1%	-2%	-10%
Sum of All the Monthly Underlier Returns	21%	9%	5%
Sum of the Eleven Lowest Monthly Underlier Returns	11%	-1%	0%

Hypothetical Payment Amount At Maturity*

Hypothetical Aggregate of the Sum of Each Annual Observation Period’s Eleven Lowest Monthly Underlier Returns	Hypothetical Payment Amount at Maturity (as Percentage of Face Amount)
100.00%	275.00%
75.00%	231.25%
40.00%	170.00%
20.00%	135.00%
0.00%	100.00%
-10.00%	100.00%
-30.00%	100.00%
-50.00%	100.00%
-75.00%	100.00%
-100.00%	100.00%

*assumes an upside participation rate of 175%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 45, general terms supplement no. 17,741 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 45, general terms supplement no. 17,741 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 45, general terms supplement no. 17,741 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated July 24, 2025
•
General terms supplement no. 17,741 dated February 14, 2025
•
Underlier supplement no. 45 dated June 23, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,741, accompanying underlier supplement no. 45, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 45, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
Your Notes Do Not Bear Interest
▪
The Return on Your Notes Will be Different From, and May be Less Than, the Performance of the Underlier From the Initial Underlier Level Set on the Trade Date to the Closing Level of the Underlier on the Final Annual Observation End Date
▪
A Decrease in the Level of the Underlier During One Month May Offset Increases in the Level of the Underlier During Other Months
▪
The Amount Payable on Your Notes Is Linked to the Closing Levels of the Underlier on Observation Dates
▪
The Observation Dates Occur Monthly During the Life of the Notes
▪
You May Receive Only the Face Amount of Your Notes At Maturity
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
The Calculation Agent Can Postpone Any Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Risks Related to Tax

▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,741:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Other Investors in the Notes May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 45:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the

Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-127 of the accompanying underlier supplement no. 45.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.